EXHIBIT 15.1

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-118400, 333-112381, 333-107889, 333-91984, 333-75122, 333-72168, 333-67388, 333-49272, 333-44038, 333-48377 and 333-21713) and related Prospectuses, and the Registration Statements on Form S-3 (File Nos. 333-102909 and 333-107891) and related Prospectuses of PacifiCare Health Systems, Inc. of our report dated July 26, 2005 relating to the unaudited condensed consolidated interim financial statements of PacifiCare Health Systems, Inc., included in its Form 10-Q for the quarter ended June 30, 2005.

/s/ Ernst & Young LLP

Irvine, California

August 3, 2005